Exhibit 10.18

EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Executive Severance and Change in Control Agreement (the “Agreement”) is made this                          day of                             , 20    , by and between Eventbrite, Inc., a Delaware corporation (the “Company”), and                                  (the “Executive”).

WHEREAS, the Company and the Executive desire to enter into this Agreement, effective [                        ] (the “Effective Date”), in order to, among other things, provide for certain severance benefits upon a termination of employment both in connection with a change of control of the company and in connection with certain events not involving a change in control of the Company.

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements of the parties herein contained, the parties hereto agree as follows:

1. Purpose and Term.

(a) Purpose. The Compensation Committee of the Board of Directors of the Company (the “Board”) has determined that appropriate steps should be taken to provide the Executive with competitive compensation and benefits arrangements in the event his or her employment is involuntarily terminated under certain circumstances. Nothing in this Agreement shall be construed as creating an express or implied contract of employment; and, except as otherwise agreed in writing between the Executive and the Company, the Executive shall not have any right to be retained in the employ of the Company, any successor to the Company or any successor of any business of the Company.

(b) Term. The terms of this Agreement shall commence on the Effective Date and shall continue until and including the third anniversary of the Effective Date unless earlier terminated as provided herein or extended as described in this paragraph (the “Initial Term”). The Initial Term shall be renewed automatically for periods of one year (each, an “Extended Term”) commencing at the third anniversary of the Effective Date and each subsequent anniversary thereof, unless written notice of non-renewal is given by the Company not less than 60 days prior to the end of the Initial Term or any Extended Term. As used herein, “Term” shall include the Initial Term and any Extended Term, but the Term shall end upon any termination of the Executive’s employment with the Company as provided herein. Notwithstanding the foregoing, in the event a Change in Control (as defined in Section 5(b)) occurs during the Initial Term or any Extended Term, the Term shall be extended until 12 months after the Change in Control.

2. Severance Benefits Not in Connection with a Change in Control. If, during the Term, the Executive’s employment is terminated by the Company for any reason other than for Cause, Disability or death, subject to the Executive signing a separation and release agreement containing, among other provisions, a general release of claims in favor of the Company and related persons and entities, confidentiality, return of property and non-disparagement, in a form and manner satisfactory to the Company (the “Separation Agreement and Release”), and the Separation Agreement and Release becoming irrevocable, all within 60 days after the earlier of (i) the Date of Termination or (ii) the date the Executive is provided with the Separation Agreement and Release (the “60-day Period”), the Executive shall be entitled to the following:

(a) The Company shall pay the Executive a lump sum in cash in an amount equal to six (6) months of the Executive’s then current base salary.

(b) If the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 6 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company.

(c) The amounts payable under this Section 2 shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid in the second calendar year by the last day of such 60-day period.

3. Change in Control Severance Benefits. The provisions of this Section 3 are intended to assure and encourage in advance the Executive’s continued attention and dedication to his or her assigned duties and his or her objectivity during the pendency and after the occurrence of a Change in Control. These provisions shall apply in lieu of, and expressly supersede, the provisions of Section 2 regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 3 months before or 12 months after the occurrence of the first event constituting a Change in Control. These provisions shall terminate and be of no further force or effect beginning 12 months after the occurrence of a Change in Control (provided that any obligation to satisfy payment obligations thereafter shall remain in effect until all such payments are made).

(a) Change in Control Benefits. If, during the Term, upon or within 3 months before or 12 months after a Change in Control, the Executive’s employment is terminated by the Company for any reason other than for Cause, Disability or death, or if the Executive terminates his or her employment for Good Reason (each a “Terminating Event”), then, subject to the signing of the Separation Agreement and Release by the Executive and the Separation Agreement and Release becoming irrevocable, all within 60 days after the Date of Termination:

(i) the Company shall pay the Executive a lump sum in cash in an amount equal to twelve (12) months of the Executive’s base salary in effect on the date of the Terminating Event (or the Executive’s annual base salary in effect immediately prior to the Change in Control, if higher);

(ii) all equity awards held by the Executive shall immediately accelerate and become fully vested, exercisable (if applicable) and nonforfeitable;

(iii) if the Executive was participating in the Company’s group health plan immediately prior to the Date of Termination and elects COBRA health continuation, then the Company shall pay to the Executive a monthly cash payment for 12 months or the Executive’s COBRA health continuation period, whichever ends earlier, in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the Executive if the Executive had remained employed by the Company; and

(iv) the amounts payable under this Section 3(a) shall be paid or commence to be paid within 60 days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid in the second calendar year by the last day of such 60-day period.

4. Additional Limitation under Section 280G.

(a) Anything in this Agreement to the contrary notwithstanding, in the event that the amount of any compensation, payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, calculated in a manner consistent with Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the applicable regulations thereunder (the “Aggregate Payments”), would be subject to the excise tax imposed by Section 4999 of the Code, then the Aggregate Payments shall be reduced (but not below zero) so that the sum of all of the Aggregate Payments shall be $1.00 less than the amount at which the Executive becomes subject to the excise tax imposed by Section 4999 of the Code; provided that such reduction shall only occur if it would result in the Executive receiving a higher After Tax Amount (as defined below) than the Executive would receive if the Aggregate Payments were not subject to such reduction. In such event, the Aggregate Payments shall be reduced in the following order, in each case, in reverse chronological order beginning with the Aggregate Payments that are to be paid the furthest in time from consummation of the transaction that is subject to Section 280G of the Code: (1) cash payments not subject to Section 409A of the Code; (2) cash payments subject to Section 409A of the Code; (3) equity-based payments and acceleration; and (4) non-cash forms of benefits; provided that in the case of all the foregoing Aggregate Payments all amounts or payments that are not subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c) shall be reduced before any amounts that are subject to calculation under Treas. Reg. §1.280G-1, Q&A-24(b) or (c).

(b) For purposes of this Section 4, the “After Tax Amount” means the amount of the Aggregate Payments less all federal, state, and local income, excise and employment taxes imposed on the Executive as a result of the Executive’s receipt of the Aggregate Payments. For purposes of determining the After Tax Amount, the Executive shall be deemed to pay federal income taxes at the highest marginal rate of federal income taxation applicable to individuals for the calendar year in which the determination is to be made, and state and local income taxes at the highest marginal rates of individual taxation in each applicable state and locality, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

(c) The determination as to whether a reduction in the Aggregate Payments shall be made pursuant to Section 4(a) shall be made by a nationally recognized accounting firm selected by the Company (the “Accounting Firm”) with the Executive’s consent, which will not be unreasonably withheld. The Accounting Firm shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the Date of Termination, if applicable, or at such earlier time as is reasonably requested by the Company or the Executive. Any determination by the Accounting Firm shall be binding upon the Company and the Executive.

5. Definitions. For purposes hereof, the following terms shall have the meanings set forth below:

(a) “Cause” shall mean:

(i) the Executive’s material act of misconduct in connection with the performance of the Executive’s duties to the Company; or

(ii) the Executive’s commission of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct that would reasonably be expected to result in material injury or reputational harm to the Company or any of its subsidiaries or affiliates if the Executive were retained in the Executive’s position; or

(iii) the Executive’s continued non-performance of the Executive’s duties to the Company 30 days following written notice thereof from the Company; or

(iv) the Executive’s breach of any material provisions of any written agreement between the Executive and the Company, including without limitation, the Proprietary Information and Invention Assignment Agreement; or

(v) the Executive’s material violation of the Company’s written employment policies; or

(vi) the Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate.

(b) “Change in Control” shall mean a Sale Event (as defined in the Company’s 2018 Stock Option and Incentive Plan).

(c) “Date of Termination” shall mean: (i) if the Executive’s employment is terminated by the Company without Cause, the date set forth on the Notice of Termination; and (ii) if the Executive’s employment is terminated by the Executive with Good Reason, the date set forth on the Notice of Termination after the end of the Cure Period. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Company, the Company may unilaterally accelerate the Date of Termination and such acceleration shall not result in a separate termination by the Company for purposes of this Agreement.

(d) “Disability” shall mean that if, as a result of the Executive’s incapacity due to physical or mental illness, the Executive shall have been absent from his or her duties to the Company on a full-time basis for 180 calendar days in the aggregate in any 12 month period.

(e) “Good Reason” shall mean the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events without the Executive’s consent:

(i) a material reduction in the Executive’s base salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; or

(ii) a material diminution in the Executive’s authority, duties, or responsibilities; or

(iii) a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report; or

(iv) a change of more than 50 miles in the geographic location in which the Executive must perform services for the Company.

(f) “Good Reason Process” shall mean that (1) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (2) the Executive notifies the Company in writing of the first occurrence of the Good Reason condition within 45 days of the first occurrence of such condition; (3) the Executive cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (4) notwithstanding such efforts, the Good Reason condition continues to exist; and (5) the Executive terminates his or her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

(g) “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon. Any termination of the Executive’s employment by the Company or any such termination by the Executive hereunder shall be communicated by written Notice of Termination to the other party hereto.

6. Executive’s Covenant. The Executive has entered into a Proprietary Information and Invention Assignment Agreement with the Company dated on or before the Executive’s commencement of employment with the Company (the “Restrictive Covenant Agreement”), which is incorporated herein by reference and survives the termination or expiration of this Agreement. In consideration of the benefits received under this Agreement, the Executive hereby reconfirms his or her obligations under the Restrictive Covenant Agreement in all respects, and understands that violation of the Executive’s obligations under the Restrictive Covenant Agreement will result in forfeiture of severance benefits under this Agreement. The Executive understands that nothing contained in this Agreement or any other agreement limits the Executive’s ability to communicate with any federal, state or local governmental agency or commission, including to provide documents or other information to a governmental agency, without notice to the Company. The Executive also understands that nothing in this Agreement or any other agreement limits the Executive’s ability to share compensation information concerning the Executive or others, except that this does not permit the Executive to disclose compensation information concerning others that the Executive obtains because the Executive’s job responsibilities require or allow access to such information. The Executive understands that pursuant to the federal Defend Trade Secrets Act of 2016, the Executive shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

7. Termination. This Agreement shall terminate upon the earliest of (a) the termination by the Company of the employment of the Executive for Cause or the failure by the Executive to perform his or her full-time duties with the Company by reason of his or her death or Disability, (b) the resignation or termination of the Executive’s employment by the Executive without Good Reason, or (c) at the end of the then current Term following delivery of a notice of non-renewal under Section 1(b) herein (subject to the terms of such Section 1(b)).

8. Section 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s separation from service within the meaning of Section 409A of the Code, the Company determines that the Executive is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that the Executive becomes entitled to under this Agreement on account of the Executive’s separation from service would be considered deferred compensation otherwise subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after the Executive’s separation from service, or (B) the Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with their original schedule.

(b) All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by the Executive during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year (except for any lifetime or other aggregate limitation applicable to medical expenses). Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall be payable only upon the Executive’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(d) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. Each payment pursuant to this Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

(e) The Company makes no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

9. Litigation and Regulatory Cooperation. During and after the Executive’s employment, the Executive shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while the Executive was employed by the Company. The Executive’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During and after the Executive’s employment, the Executive also shall cooperate fully with the Company in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that transpired while the Executive was employed by the Company. Any cooperation pursuant to this Section 9 is subject to the Company’s obligation to reimburse the Executive for any reasonable expenses incurred during activities performed at the Company’s request pursuant to this Section 9, subject to the same standards and procedures as apply to business expense reimbursements pursuant to the Company’s Travel and Expense reimbursement policy.

10. Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise and any other claims based on any statute) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in San Francisco, California in accordance with the Employment Arbitration Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Company may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 10 shall be specifically enforceable. Notwithstanding the foregoing, this Section 10 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 10.

11. Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce Section 10 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the State of California and the United States District Court for the Northern District of California. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

12. Integration. This Agreement, together with the additional agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties concerning such subject matter.

13. Effect on Other Plans. An election by the Executive to resign for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Company’s benefit plans, programs or policies except that the Executive shall have no rights to any severance benefits under any Company severance pay plan.

14. Withholding. All payments made by the Company to the Executive under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

15. Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees.

16. Enforceability. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

17. Survival. The provisions of this Agreement shall survive the termination of this Agreement and/or the termination of the Executive’s employment to the extent necessary to effectuate the terms contained herein.

18. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

19. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main offices, attention of the Chief Executive Officer.

20. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

21. Governing Law. This is a California contract and shall be construed under and be governed in all respects by the laws of the State of California, without giving effect to the conflict of laws principles of such State.

22. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

23. Successor to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement to the same extent that the Company would be required to perform it if no succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a material breach of this Agreement.

24. Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company by its duly authorized officer, and by the Executive, as of the date first above written.

EVENTBRITE, INC.

By:
Julia Hartz
Chief Executive Officer

Executive